                                                                   EXHIBIT 11

                     ATALANTA/SOSNOFF CAPITAL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

                                                THREE MONTHS ENDED
                                                ------------------
                                       MARCH 31, 1998           MARCH 31, 1997
                                       --------------           --------------

PRIMARY:
     Earnings:
     Net income                          $1,790,365               $2,249,224
                                         ==========               ==========

Weighted average common shares
  outstanding                             9,587,401                8,812,401

Add - common stock equivalents
  from in the money options                  20,457                    8,187
                                             ------                    -----

Dilutive weighted average common
 shares outstanding                       9,607,858                8,820,588
                                          =========                =========

Earnings per common share - basic             $0.19                    $0.26
                                              =====                    =====

Earnings per common share - diluted           $0.19                    $0.25
                                              =====                    =====

Antidilutive options                             --                  800,000
                                           ========                  =======


           See Notes to Condensed Consolidated Financial Statements

                                      16